UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2021

ARMATA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Washington	001-37544	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4503 Glencoe Avenue, Marina del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

(310) 655-2928
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2021, Brian Varnum, Ph.D. was appointed to serve as Chief Executive Officer (“CEO”) of the Company and as a member of the Company’s Board of Directors (“Board”). Dr. Varnum was previously President and Chief Development Officer of the Company. In connection with Dr. Varnum’s appointment as CEO, Todd R. Patrick, who has served as the Company’s CEO since May 2019, resigned as CEO as of August 1, 2021, after which he will serve as an advisor to the Company’s CEO through December 31, 2022 (the “Transition Period”). Mr. Patrick will continue to serve as a member of the Board until the Company’s next Annual Meeting of Shareholders.

In consideration of his advisory services, Mr. Patrick will be paid a base salary of $550,000 from August 1, 2021 through December 31, 2021, and $275,000, through the remainder of the Transition Period. Mr. Patrick will also be eligible to earn a target bonus equal to 50% of his annual base salary for each fiscal year during the Transition Period. If Mr. Patrick provides advisory services through the end of the Transition Period, one half of the outstanding and unvested Company stock options and restricted share units held by Mr. Patrick as of the last day of the Transition Period will become fully vested, and all vested stock options held by Mr. Patrick as of that date will remain exercisable in full for their remaining 10-year term. The Company will draft and execute a transition agreement with Mr. Patrick.

Dr. Varnum, age 61, is a biotech veteran with more than 20 years of experience. Dr. Varnum began his career with Amgen Inc. and spent more than 18 years at the biotech pioneer as that company grew from a start-up to a large and successful biotechnology company. He started in discovery research where his team purified novel growth factors and advanced antibodies and small molecules into clinical studies. Dr. Varnum also worked in development, assisting with clinical development of proteins, antibodies, and small molecules. In this capacity, he contributed to key regulatory filings, market research and product launch, giving him experience in drug discovery and development from the lab bench to product launch and marketing. After retiring from Amgen Inc. in 2007, Dr. Varnum turned his focus to the start-up landscape, working in several capacities, including assisting investors, entrepreneurs, and start-ups in the assessment of technologies for funding or in-licensing. In these capacities, he established research strategies and plans, and served as Chief Scientific Officer for several companies, securing funding, and executing research contracts with large and mid-sized pharmaceutical companies. Dr. Varnum obtained his Ph.D. from UCLA, studying oncogenes, and his drug development research experience includes hematopoietic growth factor discovery, oncology, auto-immune/inflammatory disorders, personalized medicine in inflammatory bowel disease and infectious diseases.

Compensation arrangements (“CEO Compensation”) approved by the Board for Dr. Varnum in connection with his appointment as the Company’s CEO include an annual base salary at the rate of $500,000 and a target bonus opportunity equal to 50% of his annual base salary. The CEO Compensation also provides for an option to purchase 125,000 shares of the Company’s common stock under the Company’s 2016 Equity Incentive Plan, with an exercise price equal to the closing price of the common stock on August 2, 2021 (the “Date of Grant”), vesting in equal annual installments on the first four anniversaries of the Date of Grant and in each case subject to Dr. Varnum’s continued employment with the Company. The Company will draft and execute an employment agreement with Dr. Varnum, a copy of which will be filed with the Company's next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2021	Armata Pharmaceuticals, Inc.

	By:	/s/ Steve R. Martin
Steve R. Martin
Chief Financial Officer